UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

SUN CAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-126504
(Commission File Number)

81-0659377
(IRS Employer Identification No.)

700, 205 – 5th Avenue S.W., Bow Valley Square II, Calgary, Alberta T2P 2V7
(Address of principal executive offices and Zip Code)

(403) 538-4772
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2007 we appointed Lewis Dillman as President and Chief Executive Officer of our company. Mr. Dillman had entered into a consulting agreement (the “Agreement”) effective March 1, 2007 with our wholly owned subsidiary, Sun Cal Energy Corp.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2007, we appointed Lewis Dillman as our President and Chief Executive Officer. Mr. Dillman is a seasoned management executive with more than 15 years of experience in the public and private resource industry. He has served as President and founding director of several publicly-traded resource companies. He has also assisted several venture oil startups on numerous resource projects, including United Rayore Gas, a Canadian listed company that drilled and/or participated in more than 80 horizontal wells throughout Alberta and Saskatchewan.

Lewis Dillman holds a Masters degree in International Affairs from Columbia University in New York with a specialization in international banking and finance. He is a director of Zappa Resources and Abington Ventures Inc., both listed on the Toronto Venture Exchange and actively engaged in oil and gas production and exploration activities throughout North America. Mr. Dillman is ideally suited to lead Sun Cal Energy’s acquisition and development of oil and gas properties in America’s most productive hydrocarbon producing areas.

On May 1, 2007, George Drazenovic resigned as our President and Chief Executive Officer.

Item 9.01. Financial Statements and Exhibits.

A copy of the following documents are included as exhibits to this current report on Form 8-K pursuant to Item 601 of Regulation SB:

10.1	Consulting Agreements

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN CAL ENERGY, INC.

Per: /s/ G. Drazenovic

George Drazenovic
Chief Financial Officer and Director

Dated: May 4, 2007